UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 1, 2002

BAY VIEW CAPITAL CORPORATION

(Exact name of Registrant as specified in its Charter)

Delaware	001-14879	94-3078031

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1840 Gateway Drive, San Mateo, California	94404

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 312-7200

N/A

(Former name, former address, and former fiscal year, if changed since last report)

Item 2. Acquisition or Disposition of Assets

     As previously reported, Bay View Bank, N.A. (the “Bank”), a wholly owned subsidiary of Bay View Capital Corporation (the “Company”), executed a definitive agreement on July 22, 2002 with U.S. Bank National Association, a wholly owned subsidiary of U.S. Bancorp, pursuant to which U.S. Bank would purchase and assume Bay View Bank’s deposits, branches and branch and service center operations, as well as single family, home equity and commercial loans. On November 1, 2002, the Company completed this transaction with U.S. Bank.

     At closing of the transaction, U.S. Bank paid Bay View Bank the sum of: (i) a 14% deposit premium (based upon the average daily balances of deposits for the 30 calendar days ending on the business day prior to the closing date) plus $5.0 million, or approximately $463.7 million, (ii) the principal amount of the loans acquired of approximately $337.2 million less a loan loss reserve of approximately $2.2 million, (iii) the net book value of real property and personal property utilized by the branches and improvements thereto and other assets assumed of approximately $15.2 million and (iv) the face amount of coins and currency of approximately $9.8 million. Bay View Bank paid to U.S. Bank at closing an amount equal to the deposits being assumed by U.S. Bank of approximately $3.307 billion, net of the amounts payable by U.S. Bank to Bay View Bank as described in the preceding sentence. The amounts paid at closing are subject to a post-closing adjustment based upon a balance sheet as of the closing date prepared by U.S. Bank and subject to Bay View Bank’s review.

Item 5. Other Information and Regulation FD Disclosure.

     On November 1, 2002, the Company issued a press release to announce (i) the closing of the retail banking sale transaction with U.S. Bank and (ii) the related changes to certain officers and directors of the Company. These changes include the promotion of Charles Cooper to President of the Company and the Bank while Robert Goldstein remains the CEO of both as well as serving as the new chairman of the Bay View Board of Directors. Also, John Okubo has been named to replace John Rose as Chief Financial Officer of the Company and the Bank effective November 15, 2002. Both Charles Cooper and John Rose have been elected to the Bay View Board of Directors, as well as one new outside director, Joel Hyman. These new board members will fill the vacancies created by the retirement of John R. McKean, chairman, and directors Paula Collins, Robert Cox and Robert Greber.

The press release is attached as an Exhibit 99.1 to this Form 8-K Current Report and is incorporated herein by reference, and the preceding summary is qualified in its entirety by reference thereto.

Item 7. Financial Statements and Exhibits.

     See Exhibit Index to this Form 8-K Current Report.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BAY VIEW CAPITAL CORPORATION Registrant

DATE: November 1, 2002	BY:	/s/ Robert B. Goldstein

Robert B. Goldstein President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated November 1, 2002 issued by the Company